Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Victory RS Large Cap Alpha VIP Series, Victory RS Small Cap Growth Equity VIP Series, Victory RS International VIP Series, Victory Sophus Emerging Markets VIP Series, Victory INCORE Investment Quality Bond VIP Series, Victory INCORE Low Duration Bond VIP Series, Victory High Yield VIP Series, and Victory S&P 500 Index VIP Series, each a series of Victory Variable Insurance Funds, under the headings “Independent Registered Public Accounting Firm” and “Ongoing Arrangements to Disclose Portfolio Holdings” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
April 25, 2019